UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 4, 2014

IGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

100 Somerset Corporate Blvd., Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 219-8050

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2014, IGATE Corporation (the “Company”) entered into a Conversion and Exchange Agreement (the “Agreement”) with Viscaria Limited (“Viscaria”) pursuant to which Viscaria exercised its option to convert its 330,000 shares of 8% Series B Convertible Participating Preferred Stock (the “Preferred Stock”) into 21,730,290 shares of the Company’s common stock, which conversion occurred on November 4, 2014. In connection with the conversion, the Company agreed to pay Viscaria an amount in cash equal to $80,000,000.

The Agreement contains customary representations and warranties by the Company and Viscaria, including those relating to corporate authority, no conflicts and customary securities law-related representations.

In connection with Viscaria’s investment in the Preferred Stock and pursuant to the Investor Rights Agreement, dated February 1, 2011, entered into between the Company and Viscaria, Salim Nathoo, a Partner and Co-Head of the Global Telecom and Technology team at Apax Partners LLP, an affiliate of Viscaria, has been appointed, and currently serves, as a member of the Company’s Board of Directors (the “Board”). In addition to the Preferred Stock, Viscaria holds 1,653,805 shares of the Company’s common stock.

The Agreement was reviewed and considered by a special committee of disinterested and independent members of the Board’s Audit Committee (the “Special Committee”) and was unanimously recommended by the Special Committee and approved by the disinterested and independent members of the Board.

The Agreement and related Press Release are filed as Exhibits 10.1 and 99.1, respectively, hereto, and the description of the material terms of the Agreement in this Item 1.01 is qualified in its entirety by reference to such Exhibits, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Conversion and Exchange Agreement, dated November 4, 2014, by and between IGATE Corporation and Viscaria Limited.

99.1	Press Release issued by IGATE Corporation on November 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGATE Corporation

By:	/s/ Mukund Srinath

Name:	Mukund Srinath

Title:	Senior Vice President – Legal & Corporate Secretary

November 4, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Conversion and Exchange Agreement, dated November 4, 2014, by and between IGATE Corporation and Viscaria Limited.

99.1	Press Release issued by IGATE Corporation on November 4, 2014.